Exhibit 99.1

Media Contact:	Company / Investor Contact:
Kaitlin Bitting Tierney Agency 215-790-4382 kbitting@tierneyagency.com	Marge Boccuti Manager, Investor Relations 610-832-7702 marge.boccuti@bdnreit.com

Brandywine Realty Trust Secures $1.2 Billion of Unsecured Bank Financing Commitments;
$600 Million Credit Facility and $600 Million of Term Loans Will Close on February 1, 2012
RADNOR, PA, December 15, 2011 - Brandywine Realty Trust (NYSE:BDN) announced today that it has entered into binding agreements for lender commitments related to a new $600 million four-year unsecured revolving credit facility and for $600MM of unsecured term loans consisting of a $150 million three-year loan, a $250 million four-year loan and a $200 million seven-year loan.
Pursuant to notice by the Company and satisfaction of customary terms and conditions, the new unsecured revolving credit facility and new term loans will close between January 15 and February 15, 2012 with a target date of February 1, 2012. On the closing date, the Company's existing $600 million unsecured revolving credit facility and existing $183 million term loan, both scheduled to mature on June 29, 2012, will be retired with any existing balances repaid at that time. The net proceeds from the funded term loans after repayment of the aforementioned balances will be available to retire the balance of the Company's 5.75% unsecured notes at their maturity on April 1, 2012. Upon completion of these transactions, the Company will have no significant debt maturities until November 2014.
The spread to LIBOR for the new unsecured revolving credit facility and the three-year, four-year and seven-year term loans will be 150, 175, 175 and 190 basis points, respectively, based on the Company's current investment grade rating. The Company has fixed the all-in rate on the entire $200 million for the full seven-year term loan at a 3.623% average, and has also fixed the all-in rate on $200 million of the other term loans in a range of 2.470% to 2.704% for periods of three to four years, all commencing on February 1, 2012 and inclusive of the LIBOR spread based on the current investment grade rating. The Company may extend the maturity date of each of the unsecured revolving credit facility, three-year term loan and four-year term loan for one additional year at its sole discretion. The covenant calculations, terms and conditions in the new unsecured revolving credit facility and term loans reflect current conventions and generally provide enhanced flexibility for the Company.
The unsecured revolving credit facility, three-year term loan and four-year term loan were arranged jointly by J.P. Morgan Securities LLC and Bank of America Merrill Lynch with PNC Capital Markets LLC serving as documentation agent on each financing and joined as an additional documentation agent by RBS Citizens on the unsecured revolving credit facility, RBC Capital Markets on the three-year term loan and Citibank, N.A. on the four-year term loan. The seven-year term loan was arranged jointly by PNC Capital Markets LLC and Capital One, National Association with Regions Bank serving as the documentation agent.
“The successful arrangement of $1.2 billion of new bank financing is transformative for our Company,” stated Howard Sipzner, Executive Vice President and Chief Financial Officer of Brandywine Realty Trust, "and reinforces the steps we have taken to enhance our credit quality and execute our business plan objectives. We are gratified by the leadership of our agent banks and strong support of the banking community which resulted in an upsized transaction, an efficient structure, attractive pricing and a flexible closing on February 1, 2012. With this important financing now in place, we have no unaddressed refinancing needs until the end of 2014 and have fixed a series of unprecedented low interest rates all the way out to 2019.”

About Brandywine Realty Trust
Brandywine Realty Trust is one of the largest, publicly traded, full-service, integrated real estate companies in the United States.  Organized as a real estate investment trust and operating in select markets, Brandywine owns, develops, manages and has ownership interests in a primarily Class A, suburban and urban office portfolio comprising 307 properties and 35.1 million square feet, including 234 properties and 25.6 million square feet owned on a consolidated basis and 50 properties and 6.1 million square feet in 16 unconsolidated real estate ventures. For more information, please visit www.brandywinerealty.com.
Forward-Looking Statements

555 East Lancaster Avenue, Suite 100; Radnor, PA 19087	Phone: (610) 325-5600 • Fax: (610) 325-5622

Certain statements in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others, the Company's ability to lease vacant space and to renew or relet space under expiring leases at expected levels, the potential loss of major tenants, interest rate levels, the availability and terms of debt and equity financing, competition with other real estate companies for tenants and acquisitions, risks of real estate acquisitions, dispositions and developments, including cost overruns and construction delays, unanticipated operating costs and the effects of general and local economic and real estate conditions. Additional information or factors which could impact the Company and the forward-looking statements contained herein are included in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.